EXHIBIT 99.1

Predictive Oncology Reports First Quarter 2025 Financial Results and Provides Corporate Update

PITTSBURGH, May 15, 2025 (GLOBE NEWSWIRE) -- Predictive Oncology (Nasdaq: POAI), a science-driven company leveraging its proprietary artificial intelligence and machine learning capabilities, extensive biorepository of tumor samples, and CLIA laboratory to accelerate oncologic drug discovery and enable drug development, today reported financial and operating results for the quarter ended March 31, 2025, and provided a corporate update. The Company reported a loss from continuing operations of approximately $2.3 million on total revenue of $110,310 for the quarter.

Q1 2025 and Recent Highlights:

  Announced that, using publicly available datasets on drugs that have either been abandoned or discontinued by large pharmaceutical companies, Predictive has developed a registry of promising candidates that can potentially be repurposed for additional or alternative indications.
    Predictive’s initial screening approach on a small, curated cohort of abandoned drugs identified three compounds that warrant further exploration in new colon and breast tumor indications.
    Specifically, Afuresertib (breast), Alisertib (colon) and Entinosta (colon) demonstrated the highest proportion of hits within those two tumor types.
    Predictive is currently expanding this approach to evaluate additional abandoned drugs using publicly available data sets.
  Announced a planned European launch of its validated flagship live cell ChemoFx® drug response assay in Europe and expanded availability in the United States.
    The ChemoFx® treatment selection marker and tumor profiling assay will initially focus on ovarian and other gynecological cancers and may include testing of other major tumor types of interest over time.
  Completed the sale of assets related to its wholly owned subsidiary, Skyline Medical Inc., to DeRoyal Industries, a global manufacturer and supplier of medical products.
    Transaction sharpens Predictive’s focus on its core AI/ML capabilities and reduces the Company’s ongoing expense run rate.
  Partnered with Switzerland-based Tecan Group Ltd. to expand high-throughput drug screening to include human tumor spheroids using automated imaging and 3D analysis.
    Positive results from an ongoing study in collaboration with Tecan were presented at the 2025 Society for Laboratory Automation and Screening (SLAS) International Conference & Exhibition, which was held January 25-29, 2025, in San Diego, CA.
  Received more than $3.1 million in combined gross proceeds during the first three months of 2025 from the sale to DeRoyal and issuance of common stock.

“In the first quarter of 2025, we meaningfully expanded the potential application of our artificial intelligence and machine learning platform, and our vast biobank of primary tumor samples, to successfully identify abandoned or discontinued drugs that show promising activity in new cancer types,” stated Raymond Vennare, Chairman and Chief Executive Officer of Predictive Oncology. “The ability to ‘repurpose’ existing clinical candidates into new cancer indications represents an incredibly efficient way for drug developers to expand their pipelines while prudently managing R&D spend, and we look forward to exploring potential partnering opportunities with leading biopharmaceutical companies to leverage this exciting capability in the coming months.”

“We were also very excited to announce the launch of our validated flagship live cell ChemoFx drug response assay in Europe and expanded availability in the United States. ChemoFx is a treatment selection marker for chemotherapies that quantifies an individual cancer patients’ in vitro tumor response to various chemotherapeutic agents and will initially focus on ovarian and other gynecological cancers before being expanded to other major tumor types of interest over time. Assays such as ChemoFx are essential for the continued development of personalized care for cancer patients, and we view this as a significant component of our growth strategy going forward.”

“With the recent sale of Skyline Medical assets to DeRoyal Industries, we have sharpened our focus on our core AI-driven drug and biomarker discovery capabilities while reducing our cash usage. Together with these advancements, I believe we have set the stage for a return to growth in 2025 and beyond.”

Q1 2025 Financial Summary:

  Concluded the first quarter of 2025 with $3.1 million in cash and cash equivalents, compared to $611,822 as of December 31, 2024, and an improved Stockholder’s Deficit compared to December 31, 2024.
  Basic and diluted loss per common share from continuing operations for the quarter ended March 31, 2025, was $0.32, as compared to $0.88 for the quarter ended March 31, 2024.

Q1 2025 Financial Results:

  The Company recorded revenue of $110,310 for the first quarter of 2025, compared to $4,858 for the comparable period in 2024. The increase in revenue from the comparative period was primarily due to completion of a tumor-specific 3D model in the three months ended March 31, 2025.
  General and administrative expenses decreased by $497,464 to $1,828,200 in the three months ended March 31, 2025, compared to $2,325,664 in the comparable period in 2024. The decrease was primarily due to decreased professional fees, decreased business taxes, and decreased employee compensation, partially offset by increased legal fees. Professional fees decreased due to lower usage of consultants and outside advisors, while employee compensation decreased due to lower headcount.
  Operations, research and development expenses decreased by $109,679 to $520,406 in the three months ended March 31, 2025, compared to $630,085 in the comparable period in 2024. The decrease was primarily due to decreased employee compensation resulting from lower headcount and decreased purchases of laboratory supplies.
  Sales and marketing expenses decreased by $605,077 to $3,633 in the three months ended March 31, 2025, compared to $608,710 in the comparable period in 2024. The decrease was primarily due to decreased employee compensation, including severance related to a former executive recorded in 2024 and a reduction in headcount following separation of marketing employees in the third quarter of 2024.
  Net cash used in operating activities of continuing operations was $985,840 in the three months ended March 31, 2025, compared to $2,709,688 in the three months ended March 31, 2024. Cash used in operating activities of continuing operations decreased in the 2025 period primarily due to lower cash operating losses and decreased cash used in working capital. Changes in cash used in working capital included increases in accounts payable and other current liabilities, offset by a decrease in contract liabilities and operating lease liabilities.

Forward-Looking Statements:

Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, the risks related to the success of our collaboration arrangements, commercialization activities and product sales levels by our collaboration partners, and other factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contact:
Michael Moyer
LifeSci Advisors, LLC
mmoyer@lifesciadvisors.com

PREDICTIVE ONCOLOGY INC. CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$3,087,588	$611,822
Accounts receivable	59,828	34,154
Inventories	45,760	45,760
Prepaid expense and other assets	195,201	272,779
Current assets of discontinued operations	97,647	1,261,403
Total current assets	3,486,024	2,225,918

Property and equipment, net	316,121	347,588
Intangibles, net	49,811	50,955
Lease right-of-use assets	1,913,786	2,047,241
Other long-term assets	98,478	98,478
Non-current assets of discontinued operations	4,031	202,337
Total assets	$5,868,251	$4,972,517

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,214,349	$1,044,394
Accrued expenses and other liabilities	2,415,653	1,236,378
Contract liabilities	151,576	224,076
Lease liability	513,280	555,169
Current liabilities of discontinued operations	314,185	533,384
Total current liabilities	4,609,043	3,593,401

Lease liability – net of current portion	1,405,004	1,558,239
Non-current liabilities of discontinued operations	-	23,487
Total liabilities	6,014,047	5,175,127

Stockholders’ deficit:
Preferred stock, 20,000,000 shares authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 shares outstanding as of March 31, 2025, and December 31, 2024	792	792
Common stock, $.01 par value, 200,000,000 shares authorized, 8,931,621 and 6,666,993 shares outstanding as of March 31, 2025, and December 31, 2024, respectively	89,316	66,670
Additional paid-in capital	182,633,240	180,156,199
Accumulated deficit	(182,869,144)	(180,426,271)
Total stockholders’ deficit	(145,796)	(202,610)

Total liabilities and stockholders’ deficit	$5,868,251	$4,972,517

PREDICTIVE ONCOLOGY INC. CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS (unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue	$110,310	$4,858
Cost of sales	45,118	22,433
Gross profit (loss)	65,192	(17,575)

Operating expenses:
General and administrative	1,828,200	2,325,664
Operations, research and development	520,406	630,085
Sales and marketing	3,633	608,710
Total operating expenses	2,352,239	3,564,459
Total operating (loss)	(2,287,047)	(3,582,034)
Other income	3,428	18,657
Other expense	(1,797)	(1,737)
Gain on derivative instruments	-	1,009
Loss from continuing operations	(2,285,416)	(3,564,105)
Loss from discontinued operations	(157,457)	(654,738)
Net (loss)	$(2,442,873)	$(4,218,843)

Loss per common share, basic and diluted:
Loss from continuing operations	(0.32)	(0.88)
Loss from discontinued operations	(0.02)	(0.16)
Net (loss) per common share, basic and diluted	$(0.34)	$(1.04)

Weighted average shares used in computation – basic and diluted	7,152,221	4,062,853